STATE of DELAWARE

CERTIFICATE of AMENDMENT TO

CERTIFICATE of TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.), the undersigned Trust executed the following certificate of amendment to its certificate of trust:

FIRST:	The name of the Trust is PowerShares Exchange-Traded Self-Indexed Fund Trust

SECOND:	The Certificate of Trust is hereby amended as follows:

	FIRST:	The name of the Trust is Invesco Exchange-Traded Self-Indexed Fund Trust.

THIRD:	This Certificate of Amendment Shall be effective on June 4, 2018.

(Signatures on Next Page)

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this Certificate of Amendment of Certificate of Trust as of this 19th day of April, 2018.

/s/ Ronn R. Bagge	/s/ Yung Bong Lim
Ronn R. Bagge, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	Yung Bong Lim, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Todd J. Barre	/s/ Philip M. Nussbaum
Todd J. Barre, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	Philip M. Nussbaum, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Kevin M. Carome	/s/ Gary R. Wicker
Kevin M. Carome, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	Gary R. Wicker, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Marc M. Kole	/s/ Donald H. Wilson
Marc M. Kole, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	Donald H. Wilson, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515